Exhibit 99.1

FOR IMMEDIATE RELEASE

NICHOLAS	Contact:	Katie MacGillivary	NASDAQ: NICK
		Vice President, CFO	Web site: www.nicholasfinancial.com
Nicholas Financial, Inc.		Ph # - 727-726-0763
Corporate Headquarters

2454 McMullen-Booth Rd.
Building C, Suite 501
Clearwater, FL 33759

Nicholas Financial, Inc. Announces Intention to Commence Modified Dutch Auction Tender Offer

December 22, 2014 – Clearwater, Florida – Nicholas Financial, Inc. (NASDAQ:NICK) (the “Company”) today announced that it expects to commence within 30 days of this announcement a “modified Dutch auction” tender offer (the “Tender Offer”) to repurchase a number of its outstanding Common shares not to exceed an aggregate purchase price of $70.0 million. In accordance with rules of the Securities and Exchange Commission (the “SEC”), the Company may increase the number of shares accepted for payment in the offer by no more than 2 percent of the outstanding shares without amending or extending the tender offer.

The Tender Offer will allow shareholders to indicate how many shares and at what price within the Company’s specified range they wish to tender. The Company will select the lowest single per-share purchase price that will allow it to buy up to $70.0 million of its outstanding Common shares at the completion of the Tender Offer. The specified range is expected to be $14.60 to $15.60 per share. All Common shares purchased by the Company in the Tender Offer will be purchased at the same price and will be cancelled. The Company will not purchase shares below a shareholder’s indicated price, and in some cases, the Company may purchase shares at a price that is above a shareholder’s indicated price under the terms of the Tender Offer.

The Tender Offer will be conditioned upon a minimum of $50.0 million of the Company’s outstanding Common shares being tendered, as well as other customary conditions that will be described in the Tender Offer documents. The offer to purchase and related Tender Offer documents, which will be distributed to shareholders upon commencement of the Tender Offer, will also contain tendering instructions and a complete explanation of the Tender Offer’s terms and conditions.

None of the Company, its board of directors or its agents is or will be making any recommendation to shareholders as to whether to tender or refrain from tendering their Common shares into the Tender Offer. Shareholders must decide whether to tender their shares and, if so, how many shares to tender and at what price or prices. In doing so, shareholders should carefully evaluate all of the information in the Tender Offer documents, when available, before making any decision with respect to the Tender Offer, and should consult their own financial and tax advisors.

Ralph Finkenbrink, the Company’s President and Chief Executive Officer, has advised the Company that he expects to participate in the tender offer.

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Important Information Regarding the Expected Tender Offer

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any of the Company’s Common shares. The expected Tender Offer described in this press release has not yet commenced, and there can be no assurances that the Company will commence the Tender Offer on the terms and conditions described in this press release or at all. If the Company commences the Tender Offer, the solicitation and offer to buy the Company’s Common shares will only be made pursuant to the offer to purchase and related Tender Offer documents, which are currently expected to be distributed to shareholders within thirty days of the date of this press release. Shareholders will be able to obtain copies of the offer to purchase and related Tender Offer documents when available without charge through the SEC’s website at www.sec.gov or from the Company’s information agent in connection with the Tender Offer. The offer to purchase and related Tender Offer documents will contain important information, and shareholders are urged to carefully read these materials, when available, prior to making any decision with respect to the offer.

Forward-Looking Statements

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 including statements regarding our expectations regarding our expected Tender Offer and the related terms and conditions of the Tender Offer. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual events to differ materially from those described in the forward-looking statements. Other potential risk factors that could affect the Company’s business, results of operations and financial condition are described from time to time in the Company’s Reports on Forms 8-K, 10-Q and 10-K and other filings with the SEC. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to the Company as of the date they are made. The Company assumes no obligation to update any forward-looking statements, except as may be required by law.

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